AMERISERVE FOOD DISTRIBUTION, INC. ET AL.      EXHIBIT C TO DISCLOSURE STATEMENT
PRELIMINARY LIQUIDATION ANALYSIS (A)
(AS OF 8/5/00)
($ THOUSANDS)

                                             Balance
                                             Sheet at      High Recovery                 Low Recovery
AMERISERVE ASSETS:                           8/5/2000           Amount              %       Amount                 %
------------------                           --------           ------              -       ------                 -
Cash & Cash Equivalents (B)               $     7,957    $     7,957             100%   $     7,957            100%
Accounts Receivable (C)                       230,606         86,179              37%        38,077             17%
Direct Pay Receivables (D)                     38,734         34,861              90%        19,367             50%
Allowance for Doubtful Accounts               (45,696)           N/A                            N/A
Inventories, Net (E)                           42,821         16,561              39%         8,457             20%
Other Current Assets (F)                       29,402          1,470               5%           882              3%
Property & Equipment, Net (G)                 250,297         10,051               4%         6,451              3%
Intangible Assets, Net (H)                     44,436           --                 0%          --                0%
Intercompany Receivables (I)                   34,080            N/A                            N/A
Other Noncurrent Assets (J)                    40,358          2,018               5%         1,211              3%
                                          -----------    -----------                    -----------
Total                                     $   672,995    $   159,096              24%   $    82,401             12%
                                          ===========    ===========                    ===========

OTHER VALUE:

Bankruptcy Causes of Action (K)                                  TBD                            TBD
DIP-Lender Provided
Replacement Lien (L)                                         110,000                         110,000
                                                         -----------                     -----------

TOTAL PROCEEDS                                           $   269,096                     $   192,401

Liquidation Expenses (M)                                    (145,000)                       (160,000)
                                                         -----------                     -----------

NET PROCEEDS                                             $   124,096                     $    32,401
                                                         ===========                     ===========

ESTIMATED CLAIMS:

Remaining PACA Claims (N)                                $     5,700             100%    $    26,770            100%

Tranche A Lenders (O)                                         79,920             100%         79,920              7%
                                                         -----------                     -----------
Subtotal                                                      85,620                         106,690
                                                         -----------                     -----------
Amount Available for Other Secured Debt                  $    38,476                     $   (74,289)

Tranche B Lender (P)                                         100,000              38%        100,000              0%

Secured 144a Notes (Q)                                       200,297               0%        200,297              0%
                                                         -----------                     -----------
Subtotal                                                     300,297                         300,297
                                                         -----------                     -----------
Deficiency on Pre-Petition Secured Debt                  $  (261,821)                    $  (374,586)

DIP Loan (R)                                                 102,276               0%        102,276              0%

Estimated Unsecured Claims (S)                             1,625,161               0%      1,625,161              0%
                                                         -----------                     -----------
Deficiency                                               $(1,989,258)                    $(2,102,023)
                                                         ===========                     ===========

AMERISERVE FOOD DISTRIBUTION, INC. ET AL.
NOTES TO PRELIMINARY LIQUIDATION ANALYSIS

(AS OF 8/5/00)

A.     Introduction

       The Preliminary Liquidation Analysis (the "Analysis") of AmeriServe Food Distribution, Inc. and certain of its affiliates (collectively, the "Company" or the "Debtors") was prepared with the actual balance sheet amounts as of 8/5/00, as filed with the Bankruptcy Court as part of the monthly operating report for the period ended 8/5/00, adjusted for certain cash held on account for other parties.

       The Company's management, with the assistance of Jay Alix & Associates, has prepared this Analysis. The Analysis presents management's estimated net value of the assets, if the Debtors were to be liquidated under the provisions of Chapter 7 of the United States Bankruptcy Code and the net proceeds of the liquidation were to be distributed to the Debtors' creditors.

       The Analysis is in draft form, is intended for discussion purposes only, and is limited to the sole use of the Company and its advisors and is not to be provided to any other parties.

       The Analysis has not been examined or reviewed by independent accountants in accordance with standards promulgated by the AICPA. The estimates and assumptions, although considered reasonable by management, are inherently subject to significant uncertainties and contingencies beyond the control of management. Accordingly, there can be no assurance that the results shown would be realized if the Company were liquidated. Actual results in such a case could vary materially from those presented.

       If actual results were lower than those shown, or if the assumptions used in formulating the Analysis were not realized, distributions to each member of each class of claims could be adversely affected.

       The Notes to the Analysis are an integral part of the Analysis.

B. Cash and cash equivalents includes cash on hand and cash in the segregated accounts. Cash in various lockboxes relating to amounts owed to Tricon and Burger King for bailed accounts receivable are excluded from the Debtors' cash.

C. Accounts receivable are comprised of both pre-petition and post-petition accounts receivable. Pre-petition receivables are receivables due AmeriServe Funding Corporation (a bankruptcy remote entity and a non-Debtor affiliate) relating to pre-petition customer receivables that were part of the Company's pre-petition receivables securitization program, net of approximately $487 million in receivables funding. The bankruptcy filing was an event of termination for the accounts receivable financing; however, the Company continues to collect pre-petition receivables. Post-petition receivables are comprised of both continuing customers and customers who have exited the AmeriServe system. The estimated recovery on these receivables, were they to be liquidated, is approximately 17% to 37%.

AMERISERVE FOOD DISTRIBUTION, INC. ET AL.
NOTES TO PRELIMINARY LIQUIDATION ANALYSIS

(AS OF 8/5/00)

D. Direct pay receivables are accounts receivable due to the Debtors from Tricon Restaurant Group and Burger King Corporation. Since the bankruptcy filing, Tricon and Burger King have purchased inventory directly from the Debtors' vendors that is sold through the AmeriServe system. Consequently, amounts due AmeriServe from these customers are distribution fees (which are fees paid to AmeriServe for the delivery of Tricon and Burger King owned inventory to these customers' stores) and certain other obligations. The estimated recovery in liquidation for direct pay receivables is 50% to 90%.

E. Inventory is comprised of inventory for both continuing customers (e.g., Long John Silvers) and customers who have exited the AmeriServe system. The amount is netted against an obsolescence reserve. The estimated recovery on the liquidation of inventory is approximately 20% to 39%.

F. Other current assets are comprised mainly of rebates from various vendors, cost recaptures from franchisees and various prepaid expenses. The estimated recovery on the liquidation of other current assets is approximately 3% to 5%.

G. Property and equipment is comprised of buildings, improvements, transportation equipment, warehouse equipment, furniture and fixtures, computers and software equipment and JD Edwards development costs. A substantial portion of these assets are capitalized leases. The estimated recovery in liquidation of the owned assets is 3% to 4%.

H. Intangible assets are mainly comprised of deferred financing fees. In a liquidation, the estimated recovery is 0%.

I. Intercompany receivables are mainly comprised of amounts due from Holberg Industries, Inc. and other affiliated entities. The Company is presently involved in litigation against Holberg regarding some of these payments. At the present time, due to the uncertainty of an outcome involving the litigation, the Company has not presented an estimated recovery.

J. Other non-current assets principally include letters of credit that have been drawn and the Company's investment in the Canada and Mexico subsidiaries. In a liquidation, the estimated recovery is 3% to 5%.

K. The range of recoveries from various potential avoidance action litigation has not yet been quantified by the Company.

AMERISERVE FOOD DISTRIBUTION, INC. ET AL.
NOTES TO PRELIMINARY LIQUIDATION ANALYSIS

(AS OF 8/5/00)

L. The Company's bankruptcy financing agreements require the DIP lenders to provide a replacement lien to certain pre-petition secured lenders for the use of cash collateral. An estimate of the potential replacement lien is $110 million.

M. The liquidation expenses include payment in full of all valid administrative claims, including but not limited to: employee wages and expenses, post-petition tax claims, accounts payable, agreed-to but as yet unpaid professional fees and expenses, other administrative expenses and fees for a Chapter 7 trustee.

N. Claims under the Perishable and Agricultural Commodities Act, Packers and Stockyards Act, as well as state statutes of similar import collectively, are produce supplier claims that receive priority treatment in bankruptcy cases. Approximately $52.0 million in PACA Claims have been filed in these cases. As of 9/21/00, approximately $29.3 million in PACA claims have been deemed valid and paid in full to the claim holders. The validity of the remaining $22.7 million in PACA Claims continues to be analyzed. Some of these claims may involve litigation and could take a substantial amount of time to resolve. The claim amounts reflected represent a potential range of valid PACA Claims and an additional reserve for two years interest and fees should certain litigated claims be deemed valid.

O. Tranche A debt of $79.9 million reflects an estimate of the amount due the Tranche A lenders including principal outstanding and letter of credit exposure as of 8/5/00. At 9/21/00, there were approximately $2.7 million in undrawn letters of credit.

P. Tranche B debt consists of $100.0 million (face amount) in pre-petition debt owing to the Tranche B lender.

Q. Secured 144a notes reflects the original issue discount of $205.0 million in secured bonds that were issued in September of 1999.

R. The balance of the Debtor-In-Possession financing facility at 8/5/00 was $102.3 million.

S. The estimate of unsecured claims reflects the liabilities subject to compromise from the 8/5/00 monthly operating report. The amount is comprised of all unsecured bond offerings of and notes issued by AmeriServe Food Distribution, Inc. and Nebco Evans Holding Company, estimated filing date accounts payable and accrued expenses.